Exhibit 10.1

THE GAP, INC.

2006 LONG-TERM INCENTIVE PLAN

(As Amended and Restated Effective as of August 20, 2008)

THE GAP, INC., having adopted The Gap, Inc. 2006 Long-Term Incentive Plan (formerly known as the “1996 Stock Option and Award Plan”) (the “Plan”) effective as of March 26, 1996, and having amended the Plan on several subsequent occasions, hereby amends and restates the Plan in its entirety, effective as of August 20, 2008, as follows:

SECTION 1

BACKGROUND, PURPOSE AND DURATION

1.1 Background. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Unrestricted Stock, Performance Units, Performance Shares, and Stock Units.

1.2 Purpose of the Plan. The Plan is intended to increase incentive and to encourage Share ownership on the part of Employees, Consultants and Nonemployee Directors. The Plan also is intended to further the growth and profitability of the Company and to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Code.

1.3 Duration. This amended and restated Plan is effective as of August 20, 2008, and shall remain in effect thereafter unless terminated earlier under Section 11. However, without further stockholder approval, no Incentive Stock Option may be granted under the Plan after January 24, 2016.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2 “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3 “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

2.4 “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Unrestricted Stock, Performance Units, Performance Shares, or Stock Units.

2.5 “Award Agreement” means the written agreement (which may be electronic) setting forth the terms and conditions applicable to each Award granted under the Plan.

2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7 “Capital Charge Rate” means the current long-term approximation of the Company’s weighted average cost of capital (WACC), which represents the weighted average of the Company’s cost of debt and the cost of equity. The weighting is determined by comparing the balance of the Company’s debt (acquired debt plus capitalized leases) to the balance of the Company’s equity based upon market value (rather than book value).

2.8 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.9 “Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer the Plan. Unless otherwise determined by the Board, the Compensation and Management Development Committee of the Board shall constitute the Committee.

2.10 “Common Stock” means the common stock of the Company.

2.11 “Company” means The Gap, Inc., a Delaware corporation, or any successor thereto.

2.12 “Comparable Store Sales Growth” means the Company’s or a division’s same store net sales growth for the Fiscal Year in excess of the prior year, or for the Performance Period in the Committee’s sole discretion.

2.13 “Consultant” means any consultant, independent contractor, director of an Affiliate, or other person who provides significant services to the Company or an Affiliate, but who is neither an Employee nor a Director.

2.14 “Deferral Period” means the period of time during which Stock Units, Performance Units, or Performance Shares are subject to deferral limitations under Section 9.

2.15 “Determination Date” means, as to a Performance Period, the latest date possible that will not jeopardize an Award’s qualification as “performance-based compensation” under Section 162(m) of the Code.

2.16 “Director” means any individual who is a member of the Board.

2.17 “Disability” means a permanent and total disability within the meaning of Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.

2.18 “Dividend Equivalents” means a right entitling the Participant to receive amounts equal to the ordinary dividends paid on the Company’s Shares from time to time. The Committee shall determine at the time of grant whether Dividend Equivalents shall be settled in cash or Shares, the time or times at which they shall be settled, and such other vesting or forfeiture provisions and other terms and conditions as the Committee, in their sole discretion, deem appropriate. Notwithstanding the foregoing, (a) unless otherwise determined by the Committee, no Dividend Equivalents shall be granted to any Participant the Committee believes is likely to be a “covered employee” as defined under Code Section 162(m)(3) when taxable income is recognized pursuant to the Dividend Equivalent or its related Award to the extent such grant would cause the compensation represented by the Dividend Equivalent or its related Award not to constitute performance-based compensation under Section 162(m) of the Code, and (b) unless otherwise determined by the Committee, no Dividend Equivalent right shall be granted to the extent such grant could result in the payment of any tax under Code Section 409A.

2.19 “Earnings” means income before or after interest, taxes, depreciation, amortization and/or selected expenses among divisions as determined by the Committee.

2.20 “Economic Profit” means Net Operating Profit After Tax (“NOPAT”) for a given Performance Period less Capital Charges. Total Company or divisional NOPAT means Earnings plus interest on Lease Investment less income taxes. Capital Charges means the Company’s or a division’s Capital Balances multiplied by the Capital Charge Rate. Divisional Capital Balances include certain division specific assets and liabilities, the present value of operating leases, and also may include an allocation for shared assets and share liabilities. Total Company Capital Balances may include an aggregation of divisional capital balances in addition to certain shared assets and liabilities and the present value of operating leases.

2.21 “Employee” means any employee of the Company or an Affiliate. A person shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or the employing Affiliate or (ii) transfers between locations of the Company or between the Company, any Affiliate, or any successor. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

2.22 “Exchange Program” means a program established by the Committee under which outstanding Awards are amended to provide for a lower Exercise Price or surrendered or cancelled in exchange for (a) Awards with a lower Exercise Price, (b) a different type of Award or awards under a different equity incentive plan, (c) cash, or (d) a combination of (a), (b) and/or (c). Notwithstanding the preceding, the term Exchange Program does not include any (i) program under which an outstanding award is surrendered or cancelled in exchange for a different type of award and/or cash having a total value equal to or less than the value of the surrendered or cancelled award, (ii) action described in Section 4.3, nor (iii) transfer or other disposition permitted under Section 10.6. For the purpose of clarity, each of the actions described in the prior sentence, none of which constitute an Exchange Program, may be undertaken (or authorized) by the Committee in its sole discretion without stockholder approval.

2.23 “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.24 “Fair Market Value” means the fair market value of a Share on a particular date, as determined by the Committee in good faith. Unless otherwise determined by the Committee, the fair market value shall be the closing stock price of Shares as reported on the New York Stock Exchange (NYSE) on the relevant date (or, if no closing stock price is reported for the relevant date, on the last trading day for which a closing stock price of Shares is reported on the NYSE).

2.25 “Fiscal Year” means the fiscal year of the Company.

2.26 “Grant Date” means, with respect to an Award, the date that the Award was granted. The Grant Date of an Award shall not be earlier than the date the Award is approved by the Committee.

2.27 “Gross Margin” means net sales minus cost of goods sold including rent occupancy and depreciation.

2.28 “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

2.29 “Inventory Performance” means inventory levels or inventory turn.

2.30 “Lease Investment” means the present value of minimum expected lease payments.

2.31 “MICAP Free Cash Flow” means the Company’s or a division’s Net Earnings for a given Performance Period adjusted for Non-Cash Charges and changes in certain balance sheet accounts, which may result in an increase and/or decrease to Net Earnings. “Non-Cash Charges” may include, but are not limited to, depreciation and amortization. Divisional balance sheet changes may include activities in certain division specific operating assets and liabilities, and may also include an allocation for shared assets and shared liabilities. Total Company balance sheet changes may include an aggregation of divisional balance sheet changes in addition to changes in certain shared assets and liabilities.

2.32 “Net Earnings” means the Earnings for a given Performance Period less certain allocated or shared expenses (e.g. headquarters, distribution centers, etc.), as determined by the Committee, after interest and taxes.

2.33 “Nonemployee Director” means a Director who is not an Employee.

2.34 “Nonqualified Stock Option” means an option to purchase Shares that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.35 “Operating Margin” means earnings before interest and taxes divided by sales.

2.36 “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.37 “Parent” means a “parent corporation,” of the Company whether now or hereafter existing, as defined in Code Section 424(e).

2.38 “Participant” means an Employee, Consultant, or Nonemployee Director who has an outstanding Award.

2.39 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) pursuant to Section 5 to be applicable to a Participant with respect to an Award.

2.40 “Performance Period” means any Fiscal Year or such other period as determined by the Committee in its sole discretion during which performance objectives or other vesting criteria must be met.

2.41 “Performance Share” means an Award granted to a Participant pursuant to Section 9.

2.42 “Performance Unit” means an Award granted to a Participant pursuant to Section 9.

2.43 “Period of Restriction” means the period during which Shares of Restricted Stock, Unrestricted Stock, Stock Units, Performance Units, or Performance Shares are subject to forfeiture and/or restrictions on transferability and therefore, the Shares covered by the Award are subject to a substantial risk of forfeiture. As provided in Section 8 and 9, such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Committee, in its discretion.

2.44 “Plan” means The Gap, Inc. 2006 Long-Term Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.45 “Restricted Stock” means an Award granted to a Participant pursuant to Section 8.

2.46 “Retirement” means, in the case of an Employee, a Termination of Service by reason of the Employee’s retirement at or after his or her normal retirement date under GapShare (the Company’s “401(k)” plan) or any successor plan. With respect to a Consultant, no Termination of Service shall be deemed to be on account of “Retirement”. With respect to a Nonemployee Director, “Retirement” means a Termination of Service at or after the age of 72.

2.47 “Return on Equity” means the Company’s or a division’s Earnings for the Performance Period expressed as a percentage of the Company’s or a division’s average shareholders’ equity over the Performance Period.

2.48 “Return on Net Assets” means the Company’s or a division’s Earnings for the Performance Period expressed as a percentage of the Company’s or a division’s average balance of selected assets over the Performance Period.

2.49 “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.50 “Sales Volume” means the total sales volume per store of the Company or one of its divisions for the Performance Period.

2.51 “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.52 “Shares” means the shares of the Company’s common stock, $0.05 par value.

2.53 “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 7 is designated as a SAR.

2.54 “Stock Unit” means an Award granted pursuant to Section 9.

2.55 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company as the corporation at the top of the chain, but only if each of the corporations below the Company (other than the last corporation in the unbroken chain) then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.56 “Tax Obligations” means tax and social insurance liability obligations and requirements in connection with the Awards, including, without limitation, (a) all federal, state, and local taxes (including the Participant’s FICA obligation) that are required to be withheld by the Company or the employing Affiliate, and (b) any other Company (or employing Affiliate) taxes the responsibility for which (i) the Participant has agreed to bear or (ii) where permitted by governing authorities outside the U.S., taxes the Company may choose to pass on to Participants, in each case with respect to the applicable Award (including on the grant, vesting or exercise thereof or purchase or issuance of Shares thereunder).

2.57 “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous (i) reemployment of the individual by the Company or an Affiliate, or (ii) with respect to Awards (other than Incentive Stock Options) granted on or after January 28, 2003, engagement of the consulting services of the individual by the Company or an Affiliate; (b) in the case of a Consultant, a termination of the service relationship between the Consultant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous (i) re-engagement of the services of the individual by the Company or an Affiliate, or (ii) with respect to Awards granted on or after January 28, 2003, employment of the individual by the Company or an

Affiliate; and (c) in the case of a Nonemployee Director, a cessation of the Director’s service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, Disability, Retirement or non-reelection to the Board.

2.58 “Total Sales” means the Company’s or a division’s net sales for the Performance Period.

2.59 “Total Shareholder Return” means, as to any Performance Period, the change in price plus dividend yield of a share of the Company’s common stock.

2.60 “Unrestricted Stock” means an Award granted to a Participant pursuant to Section 8.

SECTION 3

ADMINISTRATION

3.1 The Committee. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors who shall be appointed from time to time by, and shall serve at the pleasure of, the Board. The Committee shall be comprised solely of Directors who both are (a) “non-employee directors” under Rule 16b-3, and (b) “outside directors” under Code Section 162(m).

3.2 Authority of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. Subject to the provisions of the Plan, the Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees and Consultants shall be granted Awards, (b) prescribe the terms and conditions of such Awards, (c) determine which Nonemployee Directors shall be granted Awards and the terms and conditions thereof, provided that such Awards shall be subject to Board approval if so required by the Committee Charter, (d) interpret the Plan and the Awards, (e) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees, Consultants and Nonemployee Directors who are foreign nationals or employed outside of the United States, (f) implement an Exchange Program, (g) implement or permit (i) a program under which an outstanding award is surrendered or cancelled in exchange for a different type of award and/or cash having a total value equal to or less than the value of the surrendered or cancelled award, (ii) an action described in Section 4.3, and/or (iii) a transfer or other disposition permitted under Section 10.6, (h) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (i) interpret, amend or revoke any such rules. Notwithstanding the preceding, the Committee shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any Annual or Special Meeting of Shareholders of the Company. With respect to Nonemployee Directors, all references in the Plan to the Committee’s discretion shall be subject to this Section 3.2 and shall require Board approval if so required by the Committee Charter.

3.3 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, or (b) in any way which would jeopardize the Plan’s qualification under Code Section 162(m) or Rule 16b-3.

3.4 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant under the Plan shall not exceed the sum of (a) 123,341,342 and (b) the number of Shares (not to exceed 40,225,653) that remain available for grant under the Company’s 2002 Stock Option Plan as of the date of obtaining shareholder approval of the amended and restated Plan on May 9, 2006, and (c) any Shares (not to exceed 28,019,786) that otherwise would have been returned to the 2002 Stock Option Plan after May 9, 2006 on account of the expiration, cancellation, or forfeiture of Awards granted thereunder. For purposes of this Section 4.1, each Share issued or transferred pursuant to an Award other than an Option or SAR shall reduce the number of Shares available for issuance under the Plan by 3 Shares. Shares granted under the Plan may be either authorized but unissued Shares or treasury Shares.

4.2 Lapsed Awards. If an Award expires or is cancelled without having been exercised in full, or is surrendered pursuant to an Exchange Program or a program under which an outstanding award is surrendered or cancelled in exchange for a different type of award and/or cash having a total value equal to or less than the value of the surrendered or cancelled award, or, with respect to Restricted Stock, Unrestricted Stock, Performance Units, Performance Shares, or Stock Units is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to SARs, the number of Shares which shall cease to be available under the Plan shall equal the total number of Shares covered by each SAR, as evidenced in the applicable Award Agreement. Shares actually issued pursuant to the SAR and Shares used to pay the tax and exercise price of the SAR will not be returned to the Plan. Except as noted above, Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan. Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 4.3, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in Section 4.1, plus, to the extent allowable under

Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 4.2.

4.3 Adjustments in Awards and Authorized Shares. In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), merger, reorganization, consolidation, recapitalization, separation, liquidation, stock split, reverse stock split, split-up, spin-off, Share combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under the Plan, the number, class, and price of Shares subject to outstanding Awards, and the numerical limits of Sections 6.1, 7.1.1, 8.1 and 9.1 in such manner as the Committee (in its sole discretion) shall determine to be appropriate to prevent the dilution or diminution of such Awards. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

SECTION 5

PERFORMANCE GOALS

5.1 Establishment of Performance Goals. For each Performance Period, on or before the applicable Determination Date, the Committee shall establish and set forth in writing the Performance Goals, if any, and any particulars, components and adjustments relating thereto, applicable to each Participant. The Performance Goals, if any, will be objectively measurable and will be based upon the achievement of a specified percentage or level in one or more of the following performance criteria:

(a) Comparable Store Sales Growth;

(b) Earnings;

(c) Economic Profit;

(d) MICAP Free Cash Flow;

(e) Return on Equity;

(f) Return on Net Assets;

(g) Sales Volume;

(h) Total Sales;

(i) Total Shareholder Return;

(j) the attainment of a share of the Company’s common stock of a specified fair market value for a specified period of time;

(k) Gross Margin;

(l) Operating Margin;

(m) market share;

(n) Inventory Performance;

(o) cost reduction measures based on specified goals;

(p) customer satisfaction based on specified goals that measure customer survey results, customer acquisition, customer loyalty, conversion or customer traffic;

(q) goals related to the attraction, retention and satisfaction of employees; and

(r) any combination of the above.

5.2 Committee Discretion on Performance Goals. As determined in the discretion of the Committee, the Performance Goals for any Performance Period may (a) differ from Participant to Participant and from Award to Award, (b) be based on the performance of the Company as a whole or the performance of a specific Participant or one or more subsidiaries, divisions, departments, regions, stores, segments, products, functions or business units of the Company, (c) be measured on a per share, per capita, per unit, per square foot, per employee, and/or per store basis, (d) be measured on a pre-tax or after-tax basis, and (e) be measured on an absolute basis or in relative terms (including, but not limited to, the passage of time and/or against other companies, financial metrics and/or an index).

5.3 Performance Measures. The Committee may determine at the time the Performance Goals are established that any one or more of the following shall be taken into account, in whole or in part and in any manner specified by the Committee, when determining whether a Performance Goal has been attained:

(a) the gain, loss, income or expense resulting from changes in generally accepted accounting principles that become effective during the Performance Period or any previous period;

(b) the gain, loss, income, or expense reported publicly by the Company that are extraordinary in nature;

(c) the impact of other specified nonrecurring events;

(d) the gain or loss resulting from, and the direct expense incurred in connection with, the disposition of a business, in whole or in part, the sale of investments or non-core assets or discontinued operations, categories or segments;

(e) the gain or loss from claims and/or litigation and insurance recoveries relating to claims or litigation;

(f) the impact of impairment of tangible or intangible assets;

(g) the impact of restructuring or business recharacterization activities, including, without limitation, reductions in force, that are reported publicly by the Company;

(h) the impact of investments or acquisitions made during the Performance Period, or to the extent provided by the Committee, any prior period;

(i) the loss from political and legal changes that impact the operations of the Company, as a consequence of war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, business interruption and regulatory requirements, as determined under generally accepted accounting principles as included in the Company’s annual audited financial statements;

(j) retained and uninsured losses from natural catastrophes;

(k) currency fluctuations;

(l) the expense relating to the issuance of stock options and/or other stock based compensation;

(m) the expense relating to the early retirement of debt; and

(n) the impact of the conversion of convertible debt securities.

Each of the adjustments described above shall relate to the Company as a whole or any part of the Company’s business or operations, as applicable given the specified Performance Goal. The adjustments are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee. In addition, the Committee shall adjust any performance criteria, Performance Goal or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.

5.4 Adjustments to Performance Goals. Notwithstanding anything to the contrary contained herein, for each Performance Period, after the Determination Date, the Committee may amend or adjust the performance measures or other terms and conditions of an outstanding Award in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting, but only to the extent such adjustment would not cause any portion of the Award to be nondeductible pursuant to Section 162(m) of the Code.

SECTION 6

STOCK OPTIONS

6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees, Consultants and Nonemployee Directors at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option, provided that during any Fiscal Year, no Participant shall be granted Options covering more than 18,000,000 Shares. The

Committee may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof; provided, however, that any Options granted to Consultants or Nonemployee Directors pursuant to this Section 6 shall be Nonqualified Stock Options.

6.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

6.3 Exercise Price. Subject to the provisions of this Section 6.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

6.3.1 Nonqualified Stock Options. In the case of a Nonqualified Stock Option, the Exercise Price shall be determined by the Committee in its discretion but shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

6.3.2 Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Code Section 424(d)) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

6.3.3 Substitute Options. Notwithstanding the provisions of Sections 6.3.1 and 6.3.2, in the event that the Company or an Affiliate consummates a transaction described in Code Section 424(a) (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Code Section 424(a) and Code Section 409A, may determine that such substitute Options shall have an Exercise Price less than one hundred percent (100%) of the Fair Market Value of the Shares on the Grant Date.

6.4 Expiration of Options.

6.4.1 Expiration Dates. Each Option shall terminate no later than the first to occur of the following events:

(a) The date for termination of the Option set forth in the Award Agreement; or

(b) The expiration of ten (10) years from the Grant Date; or

(c) The expiration of three (3) months from the date of the Participant’s Termination of Service for a reason other than the Participant’s death, Disability or Retirement; or

(d) The expiration of one (1) year from the date of the Participant’s Termination of Service by reason of Disability or death; or

(e) The expiration of one (1) year from the date of the Participant’s Retirement (except as provided in Section 6.8.2 regarding Incentive Stock Options).

6.4.2 Death of Participant. Notwithstanding Section 6.4.1, if a Participant dies prior to the expiration of his or her Options, the Committee, in its discretion, may provide that his or her Options shall be exercisable for up to one (1) year after the date of death. With respect to extensions that were not included in the original terms of the Option but were provided by the Committee after the date of grant, if at the time of any such extension, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Committee, be limited to the earlier of (1) the maximum term of the Option as set by its original terms, or (2) ten (10) years from the Grant Date.

6.4.3 Committee Discretion. The Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the maximum term of the Option (subject to Section 6.8.4 regarding Incentive Stock Options), provided, however, such Option shall terminate on the expiration of ten (10) years from the Grant Date, if earlier. With respect to the Committee’s authority in Section 6.4.3(b), if, at the time of any such extension, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Committee, be limited to the earlier of (1) the maximum term of the Option as set by its original terms, or (2) ten (10) years from the Grant Date. Unless otherwise determined by the Committee, any extension of the term of an Option pursuant to this Section 6.4.3 shall comply with Code Section 409A to the extent applicable.

6.5 Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

6.6 Payment. Options shall be exercised by the Participant’s delivery of a notice of exercise in such form and manner as the Company may designate to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan.

As soon as practicable after receipt of a notification of exercise in such form and manner as the Company may designate and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares.

6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

6.8 Certain Additional Provisions for Incentive Stock Options.

6.8.1 Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries or any Parent) shall not exceed $100,000. To the extent that the aggregate Fair Market Value of the Shares with respect to which an Option designated as an Incentive Stock Option exceeds this $100,000 limit, such Option will be treated as a Nonqualified Stock Option. For purposes of this Section 6.8.1, Incentive Stock Options will be taken into account in the order in which they were granted, the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422 and Treasury Regulations promulgated thereunder.

6.8.2 Termination of Service. No Incentive Stock Option may be exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death, unless (a) the Participant dies during such three-month period, and/or (b) the Award Agreement or the Committee permits later exercise (in which case the Option instead may be deemed to be a Nonqualified Stock Option). No Incentive Stock Option may be exercised more than one (1) year after the Participant’s Termination of Service on account of Disability, unless (a) the Participant dies during such one-year period, and/or (b) the Award Agreement or the Committee permit later exercise (in which case the option instead may be deemed to be a Nonqualified Stock Option). Unless otherwise determined by the Committee, any extension of the term or exercise period on an Option pursuant to this Section 6.8.2 shall comply with Code Section 409A.

6.8.3 Company and Subsidiaries Only. Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

6.8.4 Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Code Section 424(d), owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

SECTION 7

STOCK APPRECIATION RIGHTS

7.1 Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Employees, Consultants, and Nonemployee Directors at any time and from time to time as shall be determined by the Committee, in its sole discretion.

7.1.1 Number of Shares. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs covering more than 18,000,000 Shares.

7.1.2 Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. The exercise price of each SAR shall be determined by the Committee in its discretion but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. After a SAR is granted, the Committee, in its sole discretion, may accelerate the exercisability of the SAR.

7.2 SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

7.3 Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6.4 also shall apply to SARs.

7.4 Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares of equivalent value or a combination thereof.

SECTION 8

RESTRICTED STOCK AND UNRESTRICTED STOCK

8.1 Grant of Restricted Stock and Unrestricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and Unrestricted Stock to Employees, Consultants, and Nonemployee Directors in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant, provided that during any Fiscal Year, no Participant shall receive more than 2,000,000 Shares of Restricted Stock or Unrestricted Stock.

8.2 Restricted Stock or Unrestricted Stock Agreement. Each Award of Restricted Stock or Unrestricted Stock shall be evidenced by an Award Agreement that shall specify any Period of Restriction, the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

8.3 Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

8.4 Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 8.4.

8.4.1 General Restrictions. The Committee may set restrictions based upon continued employment or service with the Company and its Affiliates, the achievement of specific performance objectives (Company-wide, divisional, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

8.4.2 Section 162(m) Performance Restrictions. For purposes of qualifying Awards of Restricted Stock as “performance-based compensation” under Code Section 162(m), the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals during the Performance Period. The Performance Goals and Performance Period shall be set by the Committee on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Code Section 162(m), the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Code Section 162(m) (e.g., in determining the Performance Goals and/or Performance Period).

8.4.3 Legend on Certificates. The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of the restrictions applicable to such Shares.

8.5 Removal of Restrictions. Except as may be provided in the Award Agreement, Restricted Stock shall be released from escrow as soon as practicable after the last day of the Period of Restriction. The Committee, in its discretion, may accelerate the time at which any restrictions shall lapse or be removed. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 8.4.3 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant, subject to applicable laws. The Committee (in its discretion) may establish procedures regarding the release of Shares from escrow and the removal of legends, as necessary or appropriate to minimize administrative burdens on the Company.

8.6 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise.

8.7 Dividends and Other Distributions. During any Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid, unless otherwise provided in the Award Agreement.

8.8 Return of Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and again shall become available for grant under the Plan.

SECTION 9

STOCK UNITS, PERFORMANCE UNITS, AND PERFORMANCE SHARES

9.1 Grant of Stock Units, Performance Units, or Performance Shares. Subject to the terms and provisions of the Plan, Stock Units, Performance Units, or Performance Shares may be granted to Employees, Consultants, and Nonemployee Directors at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Stock Units, Performance Units, or Performance Shares granted to each Participant, provided that during any Fiscal Year, (a) no Participant shall receive Stock Units or Performance Units having an initial value greater than $20,000,000, and (b) no Participant shall receive more than 2,000,000 Performance Shares.

9.2 Initial Value of Stock Units, Performance Units, or Performance Shares. Each Stock Unit and Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

9.3 Award Agreement. Each Award of Stock Units, Performance Units, or Performance Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, Period of Restriction, Deferral Period (if any), and such other terms and conditions as the Committee, in its sole discretion, shall determine.

9.4 Performance Objectives and Other Terms. The Committee shall set performance objectives, a Period of Restriction, Deferral Period, or other vesting criteria in its discretion which, depending on the extent to which they are met, will determine the number or value of Stock Units, Performance Units, or Performance Shares that will be paid out to the Participants. Each Award of Stock Units or Performance Units subject to a Deferral Period and each Award of Performance Shares subject to a Deferral Period shall be referred to herein as Deferred Units or Deferred Shares, respectively. Each Award of Stock Units subject to a Period of Restriction shall be referred to herein as a “Restricted Stock Unit.” The time period during which the Award is subject to deferral shall be the “Deferral Period”.

9.4.1 General Performance Objectives. The Committee may set performance objectives or vesting criteria based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion (for example, but not by way of limitation, upon continued employment or service with the Company and its Affiliates).

9.4.2 Section 162(m) Performance Objectives. For purposes of qualifying Awards of Stock Units, Performance Units, or Performance Shares as “performance-based compensation” under Code Section 162(m), the Committee, in its discretion, may determine that the performance objectives applicable to Stock Units, Performance Units, or Performance Shares shall be based on the achievement of Performance Goals during the Performance Period. The Performance Goals and Performance Period shall be set by the Committee on or before the Determination Date. In granting Stock Units which are intended to qualify under Code Section 162(m), the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Stock Units, Performance Units, or Performance Shares under Code Section 162(m) (e.g., in determining the Performance Goals and/or Performance Period).

9.4.3 Deferral of Awards. The Committee may set such terms and conditions for deferral of payment of an Award granted under this Section 9 in accordance with the following provisions:

(a) Deferred Compensation. Each grant shall constitute the agreement by the Company to issue or transfer Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

(b) Consideration. Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than Fair Market Value on the Grant Date.

(c) Deferral Period. Each grant shall provide that the Deferred Units and Deferred Shares covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the Grant Date, and any Award may provide for the earlier termination of such period in the event of a change in control of the Company or other similar transaction or event. If the Deferral Period is to terminate on account of a change in control or other similar transaction or event, unless otherwise determined by the Committee, such change in control or other similar transaction or event must constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (as determined in accordance with Section 409A(a)(2)(A)(v) of the Code and Treasury regulation Section 1.409A-3(i)(5)).

9.5 Earning of Stock Units, Performance Units, or Performance Shares. After the applicable Period of Restriction or Deferral Period has ended, the Participant shall be entitled to receive a payout of the number of Stock Units, Performance Units, or Performance Shares earned by the Participant over the Period of Restriction or Deferral Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting requirements have been achieved during the Performance Period. After the grant of Stock Units, Performance Units, or Performance Shares, the Committee, in its sole discretion, may reduce or waive any performance objectives or other vesting requirements for such Stock Units, Performance Units, or Performance Shares.

9.6 Form and Timing of Payment. Payment of earned Stock Units, Performance Units, or Performance Shares shall be made as soon as practicable after the expiration of the applicable Period of Restriction (subject to any deferral permitted under Section 10.10) or

Deferral Period. The Committee, in its sole discretion, may pay such earned Awards in cash, Shares, or a combination thereof.

9.7 Dividend Equivalents and Other Ownership Rights. During the Period of Restriction or Deferral Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Stock Units, Performance Units, or Performance Shares and shall not have any right to vote such Awards, but the Committee may, consistent with the requirements of Code Section 409A, on or after the Grant Date authorize the payment of Dividend Equivalents on such shares or units in cash or additional Shares on a current, deferred or contingent basis.

9.8 Cancellation. On the date set forth in the Award Agreement, all unearned or unvested Stock Units, Performance Units, or Performance Shares shall be forfeited to the Company, and, except as otherwise determined by the Committee, again shall be available for grant under the Plan.

SECTION 10

MISCELLANEOUS

10.1 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only.

10.2 Participation. No Employee, Consultant or Nonemployee Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

10.3 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

10.4 Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

10.5 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

10.6 Limited Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 10.5. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, a Participant may, if the Committee (in its discretion) so permits, transfer an Award granted on or after January 24, 2006, to an individual or entity other than the Company. Any such transfer shall be made in accordance with such procedures as the Committee may specify from time to time.

10.7 No Rights as Stockholder. Except to the limited extent provided in Sections 8.6 and 8.7, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates (which may be in book entry form) representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

10.8 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), or at such earlier time as the Tax Obligations are due, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all Tax Obligations. Notwithstanding any contrary provision of the Plan, if a Participant fails to remit to the Company the amount of such Tax Obligations within the time period specified by the Committee (in its discretion), the Participant’s Award may, in the Committee’s discretion, be forfeited and in such case the Participant shall not receive any of the Shares covered by such Award.

10.9 Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require a Participant to satisfy Tax Obligations, in whole or in part by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld or remitted. The amount of the Tax Obligations shall be deemed to include any amount which the Committee agrees may be withheld at the time the election is made, not to exceed the amount determined by using the minimum federal, state, local or foreign jurisdiction statutory withholding rates applicable to the Participant with respect to the Award on the date that the amount of tax or social insurance liability to be withheld or remitted is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the Tax Obligations are required to be withheld or remitted.

10.10 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be delivered to a Participant under the Plan. In the event of such a deferral, the Committee, in its discretion, may provide that the payment of Dividend Equivalents attributable thereto shall be also deferred until such time as the Award will be settled in accordance with the Participant’s deferral election. Any such deferral election shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion, which rules and procedures shall comply with the requirements of Code Section 409A, unless otherwise determined by the Committee.

10.11 Elections by Nonemployee Directors. Pursuant to such procedures as the Committee (in its discretion) may adopt from time to time, each Nonemployee Director may elect to forego receipt of all or a portion of the annual retainer, committee fees and meeting fees otherwise due to the Nonemployee Director in exchange for Shares or Stock Units. The number of Shares or Stock Units received by any Nonemployee Director shall equal the amount of foregone compensation divided by the Fair Market Value of a Share on the date the compensation otherwise would have been paid to the Nonemployee Director, rounded up to the nearest whole number of Shares. The procedures adopted by the Committee for elections under this Section 10.11 shall be designed to ensure that any such election by a Nonemployee Director will not disqualify him or her as a “non-employee director” under Rule 16b-3. Unless otherwise determined by the Committee, the elections permitted under this Section 10.11 shall comply with Code Section 409A.

10.12 Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

10.13 Code Section 409A. Unless otherwise determined by the Committee, each Award shall comply with Code Section 409A, and the Committee shall comply with Code Section 409A in establishing the rules and procedures applicable to deferrals in accordance with Section 10 and taking or permitting such other actions under the terms of the Plan that would otherwise result in a deferral of compensation subject to Code Section 409A.

SECTION 11

AMENDMENT AND TERMINATION

11.1 Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

SECTION 12

LEGAL CONSTRUCTION

12.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

12.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.4 Securities Law Compliance. With respect to Section 16 Persons, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

12.5 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California (with the exception of its conflict of laws provisions).

12.6 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

EXECUTION

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this amended and restated Plan on the date indicated below.

THE GAP, INC.

Dated: September 2, 2008	By:	/s/ Thomas J. Lima
Thomas J. Lima
Vice President and Deputy General Counsel